American Housing Income Trust Announces its Recent Conversion to a Publicly Traded Company

PHOENIX, July 29, 2015 /PRNewswire/ -- American Realty Partners (ARP), a privately held Phoenix-based real estate investment company, is pleased to announce its recent conversion to a publicly traded company incorporated in Maryland now to be known as American Housing Income Trust, Inc. (OTCBB: AHIT).

Over the last several years, ARP has been working with investors throughout the country building a sustainable portfolio of quality single-family rentals primarily in the Phoenix area. Single Family Home Rentals (SFHR's) is estimated to be a $2.7 trillion dollar market and has grown for a number of reasons directly related to the financial crisis which began in 2007-2008. During that time many families have not been able to secure mortgages and many families that do qualify for mortgages are choosing to rent homes to keep their options open. We believe that there is a true cultural change taking place in this country and these families are choosing to live in homes as opposed to multifamily apartment complexes. ARP has also experienced success engaging in "fix and flips" on distressed residential properties.

Sean Zarinegar, AHIT's CEO said that the conversion to a public company is the latest step in the company's strategy for growth. "Going public allows our investors the opportunity for greater liquidity because they will now have direct access to the public marketplace. It also allows AHIT greater exposure to the capital markets as we position the company for larger institutional investors."

Mr. Zarinegar added that the downturn in the single-family home market several years ago has given investors the chance to profit from the market's recovery. "We are seeing many neighborhoods appreciate in value. Our business model is based on collecting cash flow from rents while our properties continue to appreciate. It's a winning combination."

Mr. Zarinegar concluded by saying that AHIT intends to expand to other areas throughout the U.S. to capitalize on this asset class.

About American Housing Income Trust:

AHIT American Housing Income Trust, Inc. (AHIT) is incorporated in the State of Maryland and is listed on the Over-the-Counter Bulletin Board, or "OTCBB", as a compliant, fully reporting entity with the US Securities and Exchange Commission. Our focus is on employing a disciplined acquisition strategy, operational efficiencies, as well as maintaining a full understanding of local, regional, and national housing fundamentals. As part of our marketing strategy, we promote the benefits of single-family rental living compared to apartment dwelling. The company intends to qualify as a REIT for federal income tax purposes and would not be subject to federal income tax to the extent that it distributes at least 90% of its taxable income to its shareholders. American Housing Income Trust Inc. has incorporated the assets of its subsidiaries that launched their initial business plan to acquire portfolios of SFR's in 2010 and is headquartered in Phoenix, AZ.

Forward Looking Statement

This press release contains forward-looking statements. Although management believes that the assumptions underlying the forward looking statements included in this filing are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this filing will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements. Please refer to AHIT's Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the "SEC") for the year ended January 31, 2015, and subsequently filed reports with the SEC for further information.

Logo - http://photos.prnewswire.com/prnh/20150729/249273LOGO

SOURCE American Housing Income Trust